Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made effective as of the 1stday of August, 2007 (the “Effective Date”).

AMONG:

MAJOR ELECTRIC, INC., a corporation formed pursuant to the laws of the State of Washington and having an office for business located at 18538 142nd Avenue NE, Woodinville, Washington 98072 ("Employer") and wholly owned subsidiary of WPCS INTERNATIONAL INCORPORATED, a corporation formed pursuant to the laws of the State of Delaware (“Parent”);

AND

James Jordan, an individual having an address at [                                    ] (“Employee”).

WHEREAS, Employee has agreed to continue to serve as an employee of Employer, and Employer has agreed to hire Employee as such, pursuant to the terms and conditions of this Employment Agreement (the “Agreement”).

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer hereby agree as follows:

ARTICLE 1
EMPLOYMENT

Employer hereby affirms, renews and extends the employment of Employee as Vice President and General Manager, and Employee hereby affirms, renews and accepts such employment by Employer for the “Term” (as defined in Article 3 below), upon the terms and conditions set forth herein.

ARTICLE 2
DUTIES

During the Term, Employee shall serve Employer faithfully, diligently and to the best of his ability, under the direction and supervision of the President of Employer and shall use his best efforts to promote the interests and goodwill of Employer and any affiliates, successors, assigns, subsidiaries, and/or future purchasers of Employer. Employee shall render such services during the Term at Employer’s principal place of business in Woodinville, Washington or at such other place of business within a 25 mile radius of Woodinville, Washington as may be determined by the Board of Directors of Employer, as Employer may from time to time reasonably require of him, and shall devote all of his business time to the performance thereof.

ARTICLE 3
TERM

The “Term” of this Agreement shall commence on the Effective Date and continue thereafter for a term of two (2) years, as may be extended or earlier terminated pursuant to the terms and conditions of this Agreement.

ARTICLE 4
COMPENSATION
Salary

4.1
Employer shall pay to Employee an annual salary (the “Salary”) of One Hundred Thirty Thousand Dollars ($130,000.00), payable in equal installments at the end of such regular payroll accounting periods as are established by Employer, or in such other installments upon which the parties hereto shall mutually agree, and in accordance with Employer’s usual payroll procedures, but no less frequently than monthly.   If this Agreement is extended for additional periods, the Salary increases will be determined by the Employer’s Board of Directors.  It is the intent of the Employer to appoint Employee to the position of President, when the existing President retires.  When Employee is appointed President, the Employee’s base salary shall increase to $140,000 per annum.

Benefits

4.2
During the Term, Employee shall be entitled to participate in all medical and other employee benefit plans, including vacation, sick leave, retirement accounts and other employee benefits provided by Employer to similarly situated employees on terms and conditions no less favorable than those offered to such employees. Such participation shall be subject to the terms of the applicable plan documents, Employer’s generally applicable policies, and the discretion of the Board of Directors or any administrative or other committee provided for in, or contemplated by, such plan.

Expense Reimbursement

4.3
Employer shall reimburse Employee for reasonable and necessary expenses incurred by him on behalf of Employer in the performance of his duties hereunder during the Term in accordance with Employer's then customary policies, provided that such expenses are adequately documented.

Bonus

4.4
In year one of this agreement, Employee shall be eligible to receive bonuses, based on the financial performance of the Employer, at the discretion of the Board of Directors of the Employer or Parent. In year two of this agreement, the Employee shall be entitled to receive an annual bonus equal to 2% (the "Bonus") of the consolidated annual operating income, before the deduction of interest and taxes (“EBIT”).  The amount of the Bonus shall be determined based upon the operating income reported in the financial statements, as calculated based on U.S. generally accepted accounting principles and as audited by the Employer’s accounting firm at year end. Any Bonus amount will be payable within thirty (30) days from completion of the audit. Employee shall have the right to review and independently verify the conclusions of any audit by delivering notice in writing to Employer within 30 days after receipt of such audit indicating that Employee wishes to exercise his right of review and verification. Within 10 business days after receipt of any such notice, Employer shall make available to Employee and his representatives, at reasonable times during normal business hours, the books and records of Employer which are reasonably necessary to conduct such review and verification. Employee shall cause such review to be conducted and concluded as quickly as reasonably practicable and in such a manner so as not to unreasonably interfere with the business and operations of Employer. Any representatives conducting such review shall, prior to being given access to such books and records, be required to enter into confidentiality and non-disclosure agreements with Employer on terms and conditions satisfactory to Employer, acting reasonably. If Employee disputes the results of the audit, he shall, within 20 days after receipt of determination from the Employer, he shall notify the Employer in writing that there exists a dispute and the Employee and Employer shall submit such dispute for resolution to an independent accounting firm mutually appointed by the Employee and Employer (the “Independent Accounting Firm”), which shall determine and report to the parties and such report shall be final, binding and conclusive on the parties hereto.  If the Independent Accounting Firm determines that the EBIT is more than five percent (5%) above the EBIT determined by the Employer, then the Employer shall pay the legal fees and expenses (including the fees of the Independent Accounting Firm) of the other party.  If the Independent Accounting Firm determines that the EBIT is equal to or less than five percent (5%) above the EBIT determined by the Employer, then the Employee shall pay the legal fees and expenses (including the fees of the Independent Accounting Firm) of the Employer.  The parties shall cooperate with one another and provide reasonable access of all pertinent books and records to the other party.

ARTICLE 5
OTHER EMPLOYMENT

During the Term of this Agreement, Employee shall devote substantially all of his business and professional time and effort, attention, knowledge, and skill to the management, supervision and direction of Employer’s business and affairs as Employee’s highest professional priority. Except as provided below, Employer shall be entitled to all benefits, profits or other issues arising from or incidental to all work, services and advice performed or provided by Employee. Provided that the activities listed below do not materially interfere with the duties and responsibilities under this Agreement, nothing in this Agreement shall preclude Employee from devoting reasonable periods required for:
(a)	Serving as a member of any organization involving no conflict of interest with Employer;

(b)	Serving as a consultant in his area of expertise to government, commercial and academic panels where it does not conflict with the interests of Employer; and

(c)	Managing his personal investments or engaging in any other non-competing business.

ARTICLE 6
CONFIDENTIAL INFORMATION/INVENTIONS

Confidential Information

6.1
Employee shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known or otherwise made public by Employer which affects or relates to Employer’s business, finances, marketing and/or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, “Confidential Information”) except in the ordinary course of business or as required by applicable law. Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such item is not generally known, such item is important, material, and confidential and affects the successful conduct of Employer’s business and goodwill, and that any breach of the terms of this Section 6.1 shall be a material and incurable breach of this Agreement. Confidential Information shall not include (i) information in the public domain at the time of the disclosure of such information by Employee, (ii) information that is disclosed by Employee with the prior consent of Employer, or (iii) information disclosed in connection with a legal or governmental proceeding provided that Employee has delivered prior written notice thereof to Employer and has reasonably cooperated (at Employer’s expense) with any efforts by Employer to prevent such disclosure.

Documents

6.2
Employee further agrees that all documents and materials furnished to Employee by Employer and relating to the Employer’s business or prospective business are and shall remain the exclusive property of Employer. Employee shall deliver all such documents and materials, not copied, to Employer upon demand therefor and in any event upon expiration or earlier termination of this Agreement. Any payment of sums due and owing to Employee by Employer upon such expiration or earlier termination shall be conditioned upon returning all such documents and materials, and Employee expressly authorizes Employer to withhold any payments due and owing pending return of such documents and materials.

Inventions

6.3
All ideas, inventions, and other developments or improvements conceived or reduced to practice by Employee, alone or with others, during the Term of this Agreement, whether or not during working hours, that are within the scope of the business of Employer or that relate to or result from any of Employer’s work or projects or the services provided by Employee to Employer pursuant to this Agreement, shall be the exclusive property of Employer. Employee agrees to assist Employer, at Employer’s expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of Employer.

NOTICE PURSUANT TO RCW 49.44.140(3):

This Section 6.3 shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Employer was used and which was developed entirely on the Employee’s own time, unless (a) the invention relates (i) directly to the business of the Employer, or (ii) to the Employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Employee for the Employer.

Disclosure

6.4
During the Term, Employee will promptly disclose to the Board of Directors of Employer full information concerning any interest, direct or indirect, of Employee (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his immediate family in any business that is actually known to Employee to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to, Employer or to any of its suppliers or customers.

ARTICLE 7
COVENANT NOT TO COMPETE

Except as expressly permitted in Article 5 above, during the Term of this Agreement and for a period of six (6) months after the later of the Effective Date or the termination of the Employee’s employment by the Employer, Employee shall not engage in any of the following competitive activities: (a) engaging directly or indirectly in any business or activity substantially similar to any business or activity engaged in (or scheduled to be engaged) by the Employer or the Parent in any areas where the Employer or the Parent engage in business; (b) engaging directly or indirectly in any business or activity competitive with any business or activity engaged in (or scheduled to be engaged) by the Employer or the Parent in any areas where the Employer or the Parent engage in business; (c) soliciting or taking away any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of the Employer or the Parent, or attempting to so solicit or take away; (d) interfering with any contractual or other relationship between the Employer or the Parent and any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (e) using, for the benefit of any person or entity other than the Employer, any Confidential Information of the Employer or the Parent.  In addition, during the two-year period following such expiration or earlier termination, neither Employee nor Employer or Parent shall make or, to the extent within its control, permit the making of any negative statement of any kind concerning Employer or its affiliates, or their directors, officers or agents or Employee, except in connection with any legal or governmental proceedings or actions. Nothing in this Article 7 shall be deemed, however, to prevent Employee from owning securities of any publicly-owned corporation engaged in any such business, provided that the total amount of securities of each class owned by Employee in such publicly-owned corporation (other than Parent) does not exceed two percent (2%) of the outstanding securities of such class.

ARTICLE 8
SURVIVAL

Employee agrees that the provisions of Articles 6, 7 and 9, and Employer agrees that the last sentence of Article 7, shall survive expiration or earlier termination of this Agreement for any reasons, whether voluntary or involuntary, with or without cause, and shall remain in full force and effect thereafter.  Notwithstanding the foregoing, if this Agreement is terminated upon the voluntary or involuntary dissolution of Employer, the filing of a petition in bankruptcy by Employer or upon an assignment for the benefit of creditors of the assets of Employer, Articles 6, 7 and 9 shall be of no further force or effect.

ARTICLE 9
INJUNCTIVE RELIEF

Employee acknowledges and agrees that the covenants and obligations of Employee set forth in Articles 6 and 7 with respect to non-competition, non-solicitation, confidentiality and Employer’s property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of the covenants and obligations referred to in this Article 9. These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have at law or in equity.

ARTICLE 10
TERMINATION

Termination by Employee

10.1
Employee may terminate this Agreement for Good Reason at any time upon 30 days’ written notice to Employer, provided the Good Reason has not been cured within such period of time.

Good Reason

10.2
In this Agreement, “Good Reason” means, without Employee’s prior written consent, the occurrence of any of the following events, unless Employer shall have fully cured all grounds for such termination within thirty (30) days after Employee gives notice thereof:

(i)           any reduction in his then-current Salary;

(ii)	any material failure to timely grant, or timely honor, any equity or long-term incentive award;

(iii)	failure to pay or provide required compensation and benefits;

(iv)	any material diminution in his title or duties or the assignment to him of duties not customarily associated with Employee’s position as Vice President of Employer;

(v)	any relocation of Employee’s office as assigned to him by Employer, to a location more than 25 miles from Woodinville, Washington;

(vi)
the failure of Employer to obtain the assumption in writing of its obligation to perform the Employment Agreement by any successor to all or substantially all of the assets of Employer or upon a merger, consolidation, sale or similar transaction of Employer; or

(vii)	the voluntary or involuntary dissolution of Employer, the filing of a petition in bankruptcy by Employer or upon an assignment for the benefit of creditors of the assets of Employer.

The written notice given hereunder by Employee to Employer shall specify in reasonable detail the cause for termination, and such termination notice shall not be effective until thirty (30) days after Employer’s receipt of such notice, during which time Employer shall have the right to respond to Employee’s notice and cure the breach or other event giving rise to the termination.

Termination by Employer

10.3
Employer may terminate its employment of Employee under this Agreement for cause at any time by written notice to Employee. For purposes of this Agreement, the term “cause” for termination by Employer shall be (a) a conviction of or plea of guilty or nolo contendere by Employee to a felony, or any crime involving fraud or embezzlement; (b) the refusal by Employee to perform his material duties and obligations hereunder; (c) Employee’s willful and intentional misconduct in the performance of his material duties and obligations; or (d) if Employee or any member of his family makes any personal profit arising out of or in connection with a transaction to which Employer is a party or with which it is associated without making disclosure to and obtaining the prior written consent of Employer. The written notice given hereunder by Employer to Employee shall specify in reasonable detail the cause for termination. In the case of a termination for the causes described in (a) and (d) above, such termination shall be effective upon receipt of the written notice. In the case of the causes described in (b) and (c) above, such termination notice shall not be effective until thirty (30) days after Employee’s receipt of such notice, during which time Employee shall have the right to respond to Employer’s notice and cure the breach or other event giving rise to the termination.

Severance

10.4
Upon a termination of this Agreement without Good Reason by Employee or with cause by Employer, Employer shall pay to Employee all accrued and unpaid compensation and expense reimbursement as of the date of such termination, subject to the provision of Section 6.2. Upon a termination of this Agreement with Good Reason by Employee or without cause by Employer, Employer shall pay to Employee all accrued and unpaid compensation and expense reimbursement as of the date of such termination, including any pro-rated bonus, and the “Severance Payment.”  The Severance Payment shall be payable in a lump sum, subject to Employer’s statutory and customary withholdings.  If the termination of Employee hereunder is by Employee with Good Reason, the Severance Payment shall be paid by Employer within five (5) business days of the expiration of any applicable cure period. If the termination of Employee hereunder is by Employer without cause, the Severance Payment shall be paid by Employer within five (5) business days of termination.  The “Severance Payment” shall equal the amount of the Salary payable to Employee under Section 4.1 of this Agreement from the date of such termination until the end of the Term of this Agreement (prorated for any partial month).

Termination Upon Death

10.5
If Employee dies during the Term of this Agreement, this Agreement shall terminate, except that Employee’s legal representatives shall be entitled to receive any earned but unpaid compensation or expense reimbursement, including any pro-rated bonus, due hereunder through the date of death.

Termination Upon Disability

10.6
If, during the Term of this Agreement, Employee suffers and continues to suffer from a “Disability” (as defined below), then Employer may terminate this Agreement by delivering to Employee thirty (30) calendar days’ prior written notice of termination based on such Disability, setting forth with specificity the nature of such Disability and the determination of Disability by Employer. For the purposes of this Agreement, “Disability” means Employee’s inability, with reasonable accommodation, to substantially perform Employee’s duties, services and obligations under this Agreement due to physical or mental illness or other disability for a continuous, uninterrupted period of sixty (60) calendar days or ninety (90) days during any twelve month period.  Upon any such termination for Disability, Employee shall be entitled to receive any earned but unpaid compensation or expense reimbursement, including any pro-rated bonus, due hereunder through the date of termination.

ARTICLE 11
PERSONNEL POLICIES, CONDITIONS, AND BENEFITS

Except as otherwise provided herein, Employee’s employment shall be subject to the personnel policies and benefit plans which apply generally to Employer’s employees as the same may be interpreted, adopted, revised or deleted from time to time, during the Term of this Agreement, by Employer in its sole discretion. During the Term hereof, Employee shall be entitled to vacation during each year of the Term at the rate of three (3) weeks and three (3) days per year. Employee shall take such vacation at a time approved in advance by Employer, which approval will not be unreasonably withheld but will take into account the staffing requirements of Employer and the need for the timely performance of Employee's responsibilities.

ARTICLE 12
BENEFICIARIES OF AGREEMENT

This Agreement shall inure to the benefit of Employer and any affiliates, successors, assigns, parent corporations, subsidiaries, and/or purchasers of Employer as they now or shall exist while this Agreement is in effect.

ARTICLE 13
GENERAL PROVISIONS

No Waiver

13.1
No failure by either party to declare a default based on any breach by the other party of any obligation under this Agreement, nor failure of such party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

Modification

13.2
No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the parties to be charged therewith.

Choice of Law/Jurisdiction

13.3
This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to any conflict-of-laws principles. Employer and Employee hereby consent to personal jurisdiction before all courts in the State of Washington, and hereby acknowledge and agree that the State of Washington is and shall be the most proper forum to bring a complaint before a court of law.

Entire Agreement

13.4
This Agreement embodies the whole agreement between the parties hereto regarding the subject matter hereof and there are no inducements, promises, terms, conditions, or obligations made or entered into by Employer or Employee other than contained herein.

Severability

13.5
All agreements and covenants contained herein are severable, and in the event any of them, with the exception of those contained in Articles 1 and 4 hereof, shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

Headings

13.6
The headings contained herein are for the convenience of reference and are not to be used in interpreting this Agreement.

Independent Legal Advice

13.7
Employer has obtained legal advice concerning this Agreement and has requested that Employee obtain independent legal advice with respect to same before executing this Agreement.  Employee, in executing this Agreement, represents and warrants to Employer that he has been so advised to obtain independent legal advice, and that prior to the execution of this Agreement he has so obtained independent legal advice, or has, in his discretion, knowingly and willingly elected not to do so.

No Assignment

13.8
Employee may not assign, pledge or encumber his interest in this Agreement nor assign any of his rights or duties under this Agreement without the prior written consent of Employer.

Notices

13.9
All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, or via recognized overnight courier service with all charges prepaid or billed to the account of the sender to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(a)	Company:

Major Electric, Inc.
18538 142nd Avenue NE
Woodinville, WA  98072
Attn:  James Jordan
Phone:  (425) 483-2677
Facsimile:  (425) 402-9708

(b)	Employee:

James Jordan

Phone:   (Home)

[intentionally blank]

IN WITNESS WHEREOF the parties have executed this Employment Agreement effective as of the day and year first above written.

Employer:

MAJOR ELECTRIC, INC.

By:	/s/ FRANK MAUGER
Frank Mauger President

Employee:

By:	/s/ JAMES JORDAN
James Jordan